Term Sheet

Filed pursuant to Rule 433

Registration No. 333-222323

December 2, 2020

FEDERATIVE REPUBLIC OF BRAZIL—FINAL PRICING TERMS

2.875% Global Bonds due 2025

Issuer	Federative Republic of Brazil
Transaction	2.875% Global Bonds due 2025 (the “2025 Notes”)

Ratings	Ba2/BB-/BB- (Moody’s/S&P/Fitch)*

Distribution	SEC Registered

Total Amount Issued	U.S.$500,000,000 (brings total size to U.S.$1,750,000,000)

Total Gross Proceeds	U.S.$514,365,000

Coupon	2.875% per annum, 30/360—day count basis, payable semi-annually

Maturity	June 6, 2025

Offering Price	102.873% of the principal amount, plus accrued interest totaling U.S.$79,861.11, or U.S.$0.16 per U.S.$1,000 principal amount of the Notes, from December 6, 2020 to, but not including, December 8, 2020, the date Brazil expects to deliver the Notes, and any additional interest to date of delivery, if later.

Yield to Maturity	2.200% per annum

Benchmark Bond	UST 0.375% due November 30, 2025

Benchmark Price	99-24 3/4

Benchmark Yield	0.421%

Reoffer Spread	177.9 bps

Underwriting Fee	0.200%

Interest Payment Dates	June 6 and December 6 of each year

First Interest Payment Date	June 6, 2021

Reopening	The Notes constitute a further issuance of, and will form a singles series with, the existing U.S.$1,250,000,000 aggregate principal amount of Brazil’s 2.875% Global Bonds due 2025 issued on June 10, 2020.

Optional Redemption	The 2025 Notes may be redeemed at the option of Brazil in whole or in part by paying a redemption price equal to the principal amount of the 2025 Notes plus a Make-Whole Amount at the Treasury Rate plus 40 basis points, plus accrued interest on the principal amount of the 2025 Notes to the date of redemption.

Pricing Date	December 2, 2020

Settlement Date	December 8, 2020 (T+4)

CUSIP / ISIN	105756 CD0 / US105756CD06

Denominations	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Listing	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market

Joint Bookrunners	Citigroup Global Markets Inc. Santander Investment Securities Inc. Scotia Capital (USA) Inc.

Underwriting Commitments	Citigroup Global Markets Inc. Santander Investment Securities Inc. Scotia Capital (USA) Inc.	U.S.$166,667,000 U.S.$166,667,000 U.S.$166,666,000

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) of Brazil, subject to completion, dated December 2, 2020, for the 2025 Notes, is available from the Securities and Exchange Commission’s website at:  https://www.sec.gov/Archives/edgar/data/205317/000119312520307928/0001193125-20-307928-index.htm. The information in this free writing prospectus supplements the Preliminary Prospectus Supplement and supersedes the information in such Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Santander Investment Securities Inc. toll-free at 1-855-403-3636 or Scotia Capital (USA) Inc. toll-free at 1-800-372-3930.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Term Sheet

Filed pursuant to Rule 433

Registration No. 333-222323

December 2, 2020

FEDERATIVE REPUBLIC OF BRAZIL—FINAL PRICING TERMS

3.875% Global Bonds due 2030

Issuer	Federative Republic of Brazil

Transaction	3.875% Global Bonds due 2030 (the “2030 Notes”)

Ratings	Ba2/BB-/BB- (Moody’s/S&P/Fitch)*

Distribution	SEC Registered

Total Amount Issued	U.S.$1,250,000,000 (brings total size to U.S.$3,500,000,000)

Total Gross Proceeds	U.S.$1,292,762,500

Coupon	3.875% per annum, 30/360—day count basis, payable semi-annually

Maturity	June 12, 2030

Offering Price	103.421% of the principal amount, plus accrued interest totaling U.S.$23,949,652.78, or U.S.$19.16 per U.S.$1,000 principal amount of the Notes, from June 10, 2020 to, but not including, December 8, 2020, the date Brazil expects to deliver the Notes, and any additional interest to date of delivery, if later.

Yield to Maturity	3.450% per annum

Benchmark Bond	UST 0.875% due November 15, 2030

Benchmark Price	99-09+

Benchmark Yield	0.949%

Reoffer Spread	250.1 bps

Underwriting Fee	0.200%

Interest Payment Dates	June 12 and December 12 of each year

First Interest Payment Date	December 12, 2020

Reopening	The Notes constitute a further issuance of, and will form a single series with, the existing U.S.$2,250,000,000 aggregate principal amount of Brazil’s 3.875% Global Bonds due 2030 issued on June 10, 2020.

Optional Redemption	The 2030 Notes may be redeemed at the option of Brazil in whole or in part by paying a redemption price equal to the principal amount of the 2030 Notes plus a Make-Whole Amount at the Treasury Rate plus 50 basis points, plus accrued interest on the principal amount of the 2030 Notes to the date of redemption.

Pricing Date	December 2, 2020

Settlement Date	December 8, 2020 (T+4)

CUSIP / ISIN	105756 CC2 / US105756CC23

Denominations	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Listing	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market

Joint Bookrunners	Citigroup Global Markets Inc. Santander Investment Securities Inc. Scotia Capital (USA) Inc.

Underwriting Commitments	Citigroup Global Markets Inc. Santander Investment Securities Inc. Scotia Capital (USA) Inc.	U.S.$416,667,000 U.S.$416,667,000 U.S.$416,666,000

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) of Brazil, subject to completion, dated December 2, 2020, for the 2030 Notes, is available from the Securities and Exchange Commission’s website at:  https://www.sec.gov/Archives/edgar/data/205317/000119312520307928/0001193125-20-307928-index.htm. The information in this free writing prospectus supplements the Preliminary Prospectus Supplement and supersedes the information in such Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Santander Investment Securities Inc. toll-free at 1-855-403-3636 or Scotia Capital (USA) Inc. toll-free at 1-800-372-3930.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Term Sheet

Filed pursuant to Rule 433

Registration No(s). 333-222323

December 2, 2020

FEDERATIVE REPUBLIC OF BRAZIL—FINAL PRICING TERMS

4.750% Global Bonds due 2050

Issuer	Federative Republic of Brazil
Transaction	4.750% Global Bonds due 2050 (the “2050 Notes”)

Ratings	Ba2 /BB- /BB- (Moody’s/S&P/Fitch)*

Distribution	SEC Registered

Total Amount Issued	U.S.$750,000,000 (brings total size to U.S.$3,250,000,000)

Total Gross Proceeds	U.S.$779,962,500

Coupon	4.750% per annum, 30/360—day count basis, payable semi-annually

Maturity	January 14, 2050

Offering Price	103.995% of the principal amount, plus accrued interest totaling U.S.$14,250,000.00, or U.S.$19.00 per U.S.$1,000 principal amount of the Notes, from July 14, 2020 to, but not including, December 8, 2020, the date Brazil expects to deliver the Notes, and any additional interest to date of delivery, if later.

Yield to Maturity	4.502% per annum

Benchmark Bond	UST 1.375% due August 15, 2050

Benchmark Price	92-08+

Benchmark Yield	1.708%

Reoffer Spread	279.2 bps

Underwriting Fee	0.200%

Interest Payment Dates	January 14 and July 14 of each year

First Interest Payment Date	January 14, 2021

Reopening	The Notes constitute a further issuance of, and will form a single series with, the existing U.S.$2,500,000,000 aggregate principal amount of Brazil’s 4.750% Global Bonds due 2050 issued on November 14, 2019.

Optional Redemption

Prior to July 14, 2049, the 2050 Notes may be redeemed at the option of Brazil in whole or in part by paying a redemption price equal to the principal amount of the 2050 Notes plus a Make-Whole Amount at the Treasury Rate plus 45 basis points, plus accrued interest on the principal amount of the 2050 Notes to the date of redemption.

On or after July 14, 2049, the 2050 Notes may be redeemed at the option of Brazil in whole or in part by paying a redemption price equal to 100% of the principal amount of the 2050 Notes, plus accrued interest on the principal amount of the 2050 Notes to, but excluding, the date of redemption.

Pricing Date	December 2, 2020

Settlement Date	December 8, 2020 (T+4)

CUSIP / ISIN	105756 CB4 / US105756CB40

Denominations	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Listing	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market

Joint Bookrunners	Citigroup Global Markets Inc. Santander Investment Securities Inc. Scotia Capital (USA) Inc.

Underwriting Commitments	Citigroup Global Markets Inc.	U.S.$250,000,000
	Santander Investment Securities Inc.	U.S.$250,000,000
	Scotia Capital (USA) Inc.	U.S.$250,000,000

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) of Brazil, subject to completion, dated December 2, 2020, for the 2050 Notes, is available from the Securities and Exchange Commission’s website at:  https://www.sec.gov/Archives/edgar/data/205317/000119312520307928/0001193125-20-307928-index.htm. The information in this free writing prospectus supplements the Preliminary Prospectus Supplement and supersedes the information in such Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Santander Investment Securities Inc. toll-free at 1-855-403-3636 or Scotia Capital (USA) Inc. toll-free at 1-800-372-3930.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.